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                                                                       EXHIBIT 5

                               BAKER BOTTS L.L.P.
                              599 Lexington Avenue
                          New York, New York 10022-6030

                              December 29, 2000



Liberty Livewire Corporation
520 Broadway
Santa Monica, California 90401

RE:      Liberty Livewire Corporation
         Registration Statement on Form S-8

Ladies and Gentlemen:

                In connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Liberty Livewire Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission"), pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under the Act, we have been requested to render our opinion as to the legality of the securities covered by the Registration Statement. The Registration Statement relates to the issuance and sale of 24,659 shares (the "Offered Securities") of the Company's Class A Common Stock, par value $.01 per share (the "Common Stock"), as stock bonuses to certain employees of the Company, pursuant to the Employee Bonus Agreements to be entered into among the Company and such employees ("Bonus Agreements").

                In connection with this opinion, we have examined the Registration Statement and the exhibits thereto. We have assumed that each Bonus Agreement will conform to the form thereof provided to us and that the Offered Securities will be issued in accordance with the terms of the Bonus Agreements.

                In addition, we have examined: (i) those corporate records of the Company as we have considered appropriate, including copies of the Company's Restated Certificate of Incorporation and Bylaws, in each case in the form in effect on the date of this letter, and certified copies of resolutions of the board of directors of the Company (or committees thereof) relating to the issuance of Offered Securities; and (ii) such other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions expressed below.

                Based on the foregoing, and subject to the assumptions, exceptions and qualifications stated herein, we are of the opinion that the Offered Securities have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with the terms of the Bonus Agreements, will be validly issued, fully paid and non-assessable.


                Our opinion expressed above is limited to the General Corporation Law of the State of Delaware as currently in effect.

                We hereby consent to the use of our name in the Registration Statement and to the use of this opinion as an exhibit to the Registration

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Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or by the rules and regulations under the Act.

                                              Very truly yours,

                                              /s/ BAKER BOTTS L.L.P.




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